As filed with the Securities and Exchange Commission on January 25, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SunPower Corporation

(Exact name of registrant as specified in its charter)

Delaware	94-3008969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3939 North First Street

San Jose, California 95134

(408) 240-5500

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

PowerLight Corporation Common Stock Option and Common Stock Purchase Plan

Non-Qualified Stock Option Agreement with Eric Hafter

Non-Qualified Stock Option Agreement with Gary Wayne

Non-Qualified Stock Option Agreement with Wally McOuat

Non-Qualified Stock Option Agreement with Dan Shugar

Incentive Stock Option Agreement with Dan Shugar

(Full title of the plan)

Thomas H. Werner

Chief Executive Officer

SunPower Corporation

3939 North First Street

San Jose, California 59134

(408) 240-5500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

R. Todd Johnson

Stephen E. Gillette

Jones Day

2882 Sand Hill Road, Suite 240

Menlo Park, California 94025

(650) 739-3939

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, par value $0.001 per share	1,602,027	$5.54	$8,875,230	$949.65

(1)	Represents shares issuable pursuant to awards granted under the PowerLight Corporation Common Stock Option and Common Stock Purchase Plan (the “Plan”) and certain non-plan options, each assumed by the Registrant upon the closing of the Registrant’s acquisition of PowerLight Corporation on January 10, 2007. Pursuant to Rule 416(c) under the Securities Act of 1933, there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plan and the non-plan options as a result of antidilution provisions contained therein.
(2)	Estimated solely for purposes of calculating the amount of the registration fee. Calculated pursuant to paragraph (h) of Rule 457 of the General Rules and Regulations under the Securities Act of 1933 on the basis of the weighted average exercise price of outstanding employee stock options awarded under the Plan.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 in connection with awards granted under the Plan and certain non-plan options that the Registrant, pursuant to that certain Agreement and Plan of Merger dated November 15, 2006, as amended, by and among the Registrant, SunPower Corporation (“SunPower”), Pluto Acquisition Corporation, PowerLight Corporation (“PowerLight”) and Thomas L. Dinwoodie as the representative of certain shareholders of PowerLight, assumed upon the closing of the Registrant’s acquisition of PowerLight on January 10, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of this Registration Statement is included in the Section 10(a) prospectus to be delivered to the persons covered by the Plan and the recipients of the non-plan options, and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”), as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 24, 2006;

(b)	The Registrant’s quarterly report on Form 10-Q for the quarter ended April 2, 2006 filed on May 16, 2006;

(c)	The Registrant’s quarterly report on Form 10-Q for the quarter ended July 2, 2006 filed on August 16, 2006;

(d)	The Registrant’s quarterly report on Form 10-Q for the quarter ended October 1, 2006 filed on November 13, 2006;

(e)	The Registrant’s current reports on Form 8-K filed on March 14, 2006, March 24, 2006 (both of the current reports on Form 8-K filed on this day), May 1, 2006 (only the information reported under Item 1.01 is incorporated herein by reference), July 10, 2006 (only the information reported under Item 1.01 is incorporated herein by reference), July 17, 2006, October 18, 2006 (only the information reported under Item 1.01 is incorporated herein by reference), November 16, 2006 (as amended by filings on November 20, 2006 and November 22, 2006), December 22, 2006 and January 17, 2007 (both of the current reports on Form 8-K filed on this day, although with respect to the current report on Form 8-K relating to (i) the entry into a material definitive agreement with JingAo Solar Company, Ltd., only the information reported under Item 1.01 thereof is incorporated herein by reference and (ii) the completion of the acquisition of PowerLight, also including the amendment thereto filed on January 25, 2007); and

(f)	the description of the class A common stock included in the Form 8-A filed on October 31, 2005, and any amendment or report the Registrant may file with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of Section 145 of the DGCL provide that:

•	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;

•	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•	the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article VIII of the Registrant’s restated certificate of incorporation (i) authorizes the indemnification of directors and officers (the “Indemnitees”) to the fullest extent authorized by the DGCL, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances, and (iii) authorizes the Registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees.

The Registrant has entered into agreements to indemnify certain of its directors and executive officers in addition to the indemnification provided for in its restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, provide for indemnification of the Registrant’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer of the Registrant or at the Registrant’s request.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s restated certificate of incorporation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and the Registrant’s restated certificate of incorporation.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page 6, which is incorporated herein by reference.

Item 9. Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 24th day of January, 2007.

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Name:	Thomas H. Werner
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS: That the undersigned officers and directors of the Registrant do hereby constitute and appoint Thomas H. Werner and Emmanuel T. Hernandez, and each of them singly, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Thomas H. Werner Thomas H. Werner	Chief Executive Officer and Director (Principal Executive Officer)	January 24, 2007

/s/ Emmanuel T. Hernandez Emmanuel T. Hernandez	Chief Financial Officer (Principal Financial and Accounting Officer)	January 24, 2007

/s/ T.J. Rodgers T.J. Rodgers	Chairman of the Board of Directors	January 24, 2007

/s/ W. Steve Albrecht W. Steve Albrecht	Director	January 24, 2007

/s/ Betsy S. Atkins Betsy S. Atkins	Director	January 24, 2007

/s/ Patrick Wood III Patrick Wood III	Director	January 24, 2007

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1*	Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3(i)(2) to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on November 15, 2005)

4.2*	Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3(ii)(2) to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on October 11, 2005)

4.3	PowerLight Corporation Common Stock Option and Common Stock Purchase Plan

4.4	Form of Incentive/Non-Qualified Stock Option, Market Standoff and Stock Restriction Agreement (Employees)

4.5	Form of Incentive/Non-Qualified Stock Option, Market Standoff and Stock Restriction Agreement (Directors and Consultants)

4.6	Non-Qualified Stock Option Agreement with Eric Hafter

4.7	Non-Qualified Stock Option Agreement with Gary Wayne

4.8	Non-Qualified Stock Option Agreement with Wally McQuat

4.9	Non-Qualified Stock Option Agreement with Dan Shugar

4.10	Incentive Stock Option Agreement with Dan Shugar

4.11*	Investor Rights Agreement dated October 6, 2005 between the Registrant and Cypress Semiconductor Corporation (previously filed as Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on October 11, 2005)

5.1	Opinion of Jones Day regarding validity

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Ernst & Young, LLP, independent auditors

23.3	Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of Attorney (included in this registration statement under “Signatures”)

*	Incorporated by reference to exhibits previously filed by the Registrant with the SEC.